UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2014

INSIGNIA SYSTEMS, INC.

 (Exact name of registrant as specified in its charter)

Minnesota	1-13471	41-1656308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8799 Brooklyn Blvd., Minneapolis, Minnesota	55445
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (763) 392-6200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On November 8, 2014, Insignia Systems, Inc., (the “Company”) entered into an agreement (the “Agreement”) with Nicholas J. Swenson, Air T, Inc. (“Air T”), Groveland Capital LLC  (“Groveland Capital”), and Groveland Hedged Credit Fund LLC (“Groveland Fund”).  Mr. Swenson, Air T, Groveland Capital, and Groveland Fund are collectively referred to herein as the “Shareholder Group.”

Under the Agreement, the Company agreed to increase the size of the Company’s board from six directors to seven directors, effective as of November 8, 2014. The Company also agreed to elect Mr. Swenson to the Company’s board effective as of that date with his term expiring at the 2015 annual meeting of shareholders. An additional director will be elected once Air T, the Company’s largest shareholder, provides a proposed candidate and the Company’s board approves his or her election, which is expected to occur by December 1, 2014. The Company agreed to nominate Mr. Swenson and the additional director for election to the Company’s board at the 2015 annual meeting of shareholders, scheduled to be held on or about May 19, 2014.

Under the Agreement, the Company agreed to form a capital allocation committee comprised of up to four individuals.  The Company also agreed to name Mr. Swenson to the board’s nominating and corporate governance committee, compensation committee, and newly-formed capital allocation committee, effective as of the date he joined the board.

Under the Agreement, the Shareholder Group has agreed to vote all shares of the Company’s common stock beneficially owned by them in favor of all of the board’s director nominees at the 2015 annual meeting of shareholders, which will include Mr. Swenson, the additional director expected to be elected during November 2014, and five other nominees, and abide by certain standstill provisions during Mr. Swenson’s time of service on the Company’s board.  The standstill provisions and other restrictions on the Shareholder Group generally terminate on the date Mr. Swenson ceases to be a member of the board, provided that the restrictions will not terminate prior to the earlier of (i) October 1, 2015; (ii) that date that is sixty days prior to the date by which Air T or the Groveland Fund, or their respective affiliates, are required to file a notice of an intent to nominate an individual to the board for the Company’s 2016 annual meeting of shareholders; or (iii) the date on which the board determines that it will not approve the additional director proposed by Air T.

During the period for which the restrictions apply, the Shareholder Group is restricted, subject to certain limited exceptions, from activities with respect to: (i) influence or control of Company management or obtaining board representation, engaging in activities in opposition to board recommendations or submitting any proposal or director nomination to the Company’s shareholders, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) participation in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, other than the Shareholder Group or any group deemed to arise from the Agreement; and (iii) public disparagement of any member of the Company’s board or management.

In connection with their election as directors, and in accordance with the Agreement, Mr. Swenson and the additional director will receive the same compensation and reimbursement of expenses as are payable to the Company’s other non-employee directors.

The full text of the Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description does not purport to be a complete summary of the terms of the Agreement and is qualified in its entirety by reference to Exhibit 10.1.

The press release announcing this Agreement is attached as Exhibit 99.1 to this report.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Nicholas J. Swenson was elected to the Company’s board of directors, effective November 8, 2014, pursuant to the Agreement described in Item 1.01 of this report. Mr. Swenson will serve as a member on the board’s nominating and corporate governance committee, compensation committee, and newly-formed capital allocation committee, effective as of the date he joins the board.

Mr. Swenson is the Chief Executive Officer of AIR T (Nasdaq: AIRT), as well as Managing Member of Groveland Capital and Groveland Fund.  Mr. Swenson is a businessperson, investor and research analyst. He also currently serves as Chairman of the board of Pro-Dex (Nasdaq: PDEX) and has been on PDEX’s board of directors since August 2012. Mr. Swenson serves as a director of several private companies as well.

Mr. Swenson has not been a participant in, or is to be a participant in, any related-person transaction or proposed related-person transaction required to be disclosed by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934.

The press release announcing this appointment is attached as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit 10.1	Agreement, dated as of November 8, 2014, by and among the Insignia Systems, Inc., Nicholas J. Swenson, Air T, Inc., Groveland Capital LLC, and Groveland Hedged Credit Fund LLC.
Exhibit 99.1	Press Release, dated November 10, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSIGNIA SYSTEMS, INC.

Date: November 10, 2014	By	/s/ John C. Gonsior
John C. Gonsior Vice President, Finance and CFO